Exhibit 99
ShopNBC Q2 Net Sales Rise 6% to $126.2 Million and Adjusted
EBITDA Loss Reduced to $1.9 Million from $5.7 Million
MINNEAPOLIS, MN – August 18, 2010 —
— Net sales increase of 6% vs. last year
— Adjusted EBITDA loss declines to ($1.9) million vs. ($5.7) million last year
— Gross Margin increases 260 bps to 37.4% vs. 34.8% last year
— E-commerce sales penetration rises 860 bps to 39.4%
ShopNBC (NASDAQ: VVTV), the premium lifestyle brand in multi-media retailing, today announced improved financial results for its fiscal second quarter ended July 31, 2010. The company will host a conference call to review its results today at 11:00 a.m. ET; details below.
SUMMARY RESULTS AND KEY OPERATING METRICS
($ Millions, except average price points)

	Q2				YTD
	For the three months ending				For the six months ending
	7/31/2010	8/1/2009	Change		7/31/2010	8/1/2009	Change
Net Sales	$126.2	$119.3		5.7%	$251.2	$253.1		-0.8%
EBITDA, as adjusted	$(1.9)	$(5.7)		66.1%	$(6.2)	$(12.5)		50.2%
Net Loss	$(7.7)	$(8.2)		6.6%	$(18.7)	$(20.2)		7.8%

Homes (Average 000s)	75,571	73,410		2.9%	75,715	73,183		3.5%
Net Shipped Units (000s)	1,195	980		21.9%	2,273	1,857		22.4%
Average Price Point	$97	$112		-13.2%	$103	$127		-19.2%
Return Rate %	20.6%	21.8%	-120	bps	19.9%	21.7%	-180	bps
Gross Margin %	37.4%	34.8%	260	bps	37.0%	33.1%	390	bps
Internet Net Sales %	39.4%	30.8%	860	bps	39.5%	30.4%	910	bps
New Customers - 12 month rolling	573,545	411,029		39.5%	N/A	N/A
Active Customers - 12 month rolling	1,089,682	861,080		26.5%	N/A	N/A
“We are pleased with our second quarter progress, reflecting another consecutive quarter of overall improved performance,” said Keith Stewart, CEO of ShopNBC. “Positive customer activity trends and strong gross margin rates, along with disciplined execution in merchandising and financial planning, helped drive the business on the top- and bottom-line. Going forward, we recognize there is still much work to be done. We continue to prudently manage our working capital needs while focusing on increasing the top line through improved merchandising strategies, aligning price points with consumer demand, and refining our customer outreach initiatives during the second half of the year.”
Second Quarter 2010 Results
Second quarter revenues rose 5.7% to $126.2 million vs. Q2 of last year. As part of its on-going strategic initiatives, the company further lowered its net average selling price to $97 from $112 in the year-ago quarter, while increasing net shipped units by 22%. E-commerce sales penetration represented 39.4% of total company sales in the quarter, up 860 basis points from the prior-year period.

Customer trends continued to improve with new and active customers increasing 39.5% and 26.5%, respectively, on a 12-month rolling basis vs. same period last year. Return rates for the quarter declined to 20.6% vs. 21.8% in the year-ago quarter, reflecting improvements in overall customer satisfaction and the benefit of strategic pricing changes.
Gross profit increased 13% to $47.2 million and gross profit margin improved 260 basis points to 37.4% vs. 34.8% last year, largely driven by merchandise margin rate improvements across several key categories.
Adjusted EBITDA was a loss of ($1.9) million compared to an Adjusted EBITDA loss of ($5.7) million in the year-ago period, driven by improvements in sales and gross margin.
Operating expenses in the second quarter increased approximately 2% to $53.4 million, as a result of the company’s net sales growth.
Net loss for the second quarter declined to ($7.7) million compared to a net loss of ($8.2) million for the same quarter last year.
Liquidity and Capital Resources
Second quarter cash and cash equivalents balance ended at $22.9 million, including $5.0 million of restricted cash. The cash and cash equivalents balance declined $3.0 million from Q1 driven by increased capital expenditures to support the company’s sales growth. On a year-to-date basis, cash and cash equivalents has increased by $0.9 million. Additionally, the company currently has up to $20 million available to it under a 3-year revolving credit facility, of which $12 million of such availability is subject to meeting certain future financial objectives to finance working capital investment and fund other company growth initiatives. To date, the company has no outstanding borrowings on the facility.
Management Update
The company recently announced the appointment of Mr. William J. McGrath as Senior Vice President and Chief Financial Officer of ShopNBC. Mr. McGrath has over 20 years of multi-channel industry expertise as well as global operations and financial leadership experience. Prior to joining ShopNBC, Mr. McGrath served as Vice President Global Sourcing Operations and Finance at QVC.
In addition, the company today announced that Ms. Kris Kulesza, Senior Vice President of Merchandising, is leaving the company effective August 20 to pursue other interests. The company currently does not plan to fill this position, and instead will spread the responsibilities across its current team of seasoned multi-channel executives.
The company also recently appointed multi-channel retailing veterans Stephanie Juaire as Director of Consumer Electronics, and Tom Long as Director of Quality Assurance in the second quarter. Ms. Juaire brings 14 years of consumer electronics experience to the company, previously having held merchandising and business development roles at Imation, ShopKo, Circuit City, and Best Buy. Mr. Long brings 25 years of industry experience to ShopNBC, having held a variety of distribution and manufacturing leadership roles at QVC, Bentley-Harrison Manufacturing, and Kiwi Brands.
Conference Call Information
To participate in the conference call at 11:00 a.m. ET, please dial 1-800-369-2063 (pass code: 7467622; keypad: SHOPNBC) five to ten minutes prior to the call time. If you are unable to participate live in the conference call, a replay will be available for 30 days. To access the replay, please dial 1-800-294-7483 with pass code 81810.
You also may participate via live audio stream by logging on to https://e-meetings.verizonbusiness.com. To access the audio stream, please use conference number 3811097 with pass code: SHOPNBC. A rebroadcast of the audio stream will be available using the same access information for 30 days after the initial broadcast.
About ShopNBC
ShopNBC is a multi-media retailer operating with a premium lifestyle brand. Over 1 million customers benefit from ShopNBC as an authority and destination in the categories of home, electronics, beauty, health, fitness, fashion, jewelry and watches. As part of the company’s “ShopNBC Anywhere” initiative, customers can interact and shop via cable and satellite TV in 76 million homes (DISH Network channels 134 and 228; DIRECTV channel 316); mobile devices including iPhone, BlackBerry and Droid; online at www.ShopNBC.com; live streaming at www.ShopNBC.TV; and social networking sites Facebook, Twitter and YouTube. ShopNBC is owned and operated by ValueVision Media (NASDAQ: VVTV). For more information, please visit www.ShopNBC.com/IR.
EBITDA and EBITDA, as adjusted
EBITDA represents net loss for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The company defines Adjusted EBITDA as EBITDA excluding non-operating gains (losses); non-cash impairment charges and write-downs; restructuring and chief executive officer transition costs; and non-cash share-based compensation expense. The company has included the term “Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our “core” television and internet businesses and in order to maintain comparability to our analyst’s coverage and financial guidance, when given. Management believes that Adjusted EBITDA allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies.
Forward-Looking Information
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable and satellite distribution for the company’s programming and the fees associated therewith; the success of the company’s e-commerce and new sales initiatives; the success of its strategic alliances and relationships; the ability of the company to manage its operating expenses successfully; the ability of the Company to establish and maintain acceptable commercial terms with third party vendors and other third parties with whom the Company has contractual relationships; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the company’s operations; and the ability of the company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact Information
Media Relations
Anthony Giombetti
agiombetti@shopnbc.com
612-308-1190
###

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

	July 31,	January 30,
	2010	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,952	$17,000
Restricted cash and investments	4,961	5,060
Accounts receivable, net	52,382	68,891
Inventories	47,156	44,077
Prepaid expenses and other	4,545	4,333

Total current assets	126,996	139,361

Property and equipment, net	27,443	28,342
FCC broadcasting license	23,111	23,111
NBC Trademark License Agreement, net	2,541	4,154
Other Assets	1,262	1,246

	$181,353	$196,214

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$50,695	$58,777
Accrued liabilities	38,591	26,487
Deferred revenue	728	728

Total current liabilities	90,014	85,992

Deferred revenue	789	1,153
Long Term Payable	—	4,841
Accrued Dividends — Series B Preferred Stock	7,454	4,681
Series B Mandatorily Redeemable Preferred Stock $.01 par value, 4,929,266 shares authorized; 4,929,266 shares issued and outstanding	11,954	11,243

Total liabilities	110,211	107,910

Commitments and Contingencies

Shareholders’ equity:
Common stock, $.01 par value, 100,000,000 shares authorized; 32,726,077 and 32,672,735 shares issued and outstanding	327	327
Warrants to purchase 6,022,115 shares of common stock	637	637
Additional paid-in capital	318,223	316,721
Accumulated deficit	(248,045)	(229,381)

Total shareholders’ equity	71,142	88,304

	$181,353	$196,214

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	For the Three Month Periods Ended		For the Six Month Periods Ended
	July 31,	August 1,	July 31,	August 1,
	2010	2009	2010	2009
Net sales	126,177	$119,345	$251,154	$253,147
Cost of sales	79,021	77,785	158,261	169,398
(exclusive of depreciation and amortization shown below)

Operating expense:
Distribution and selling	45,021	43,885	91,063	89,124
General and administrative	4,795	4,309	9,562	8,936
Depreciation and amortization	3,527	3,427	7,218	7,216
Restructuring costs	50	485	426	589
CEO transition costs	—	223	—	300

Total operating expense	53,393	52,329	108,269	106,165

Operating loss	(6,237)	(10,769)	(15,376)	(22,416)

Other income (expense):
Interest income	9	146	51	363
Interest expense	(2,095)	(1,235)	(3,945)	(1,978)
Gain on sale of investments	—	3,628	—	3,628

Total other income (expense)	(2,086)	2,539	(3,894)	2,013

Loss before income taxes	(8,323)	(8,230)	(19,270)	(20,403)
Income tax (provision) benefit	630	(5)	606	157

Net loss	(7,693)	(8,235)	(18,664)	(20,246)
Excess of preferred stock carrying value over redemption value	—	—	—	27,362
Accretion of redeemable Series A preferred stock	—	—	—	(62)

Net income (loss) available to common shareholders	$(7,693)	$(8,235)	$(18,664)	$7,054

Net income (loss) per common share	$(0.24)	$(0.26)	$(0.57)	$0.22

Net income (loss) per common share —assuming dilution	$(0.24)	$(0.26)	$(0.57)	$0.21

Weighted average number of common shares outstanding:
Basic	32,703,164	32,272,841	32,691,334	32,688,289

Diluted	32,703,164	32,272,841	32,691,334	33,391,279

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
Reconciliation of EBITDA, as adjusted, to Net Loss:

	For the Three Month Periods Ended		For the Six Month Periods Ended
	July 31,	August 1,	July 31,	August 1,
	2010	2009	2010	2009
EBITDA, as adjusted (000’s)	$(1,943)	$(5,733)	$(6,234)	$(12,521)
Less:
Non-operating gain on sale of investments	—	3,628	—	3,628
Restructuring costs	(50)	(485)	(426)	(589)
CEO transition costs	—	(223)	—	(300)
Non-cash share-based compensation	(717)	(901)	(1,498)	(1,790)

EBITDA (as defined) (a)	(2,710)	(3,714)	(8,158)	(11,572)

A reconciliation of EBITDA to net loss is as follows:

EBITDA, as defined	(2,710)	(3,714)	(8,158)	(11,572)
Adjustments:
Depreciation and amortization	(3,527)	(3,427)	(7,218)	(7,216)
Interest income	9	146	51	363
Interest expense	(2,095)	(1,235)	(3,945)	(1,978)
Income taxes	630	(5)	606	157

Net loss	$(7,693)	$(8,235)	$(18,664)	$(20,246)

(a)	EBITDA as defined for this statistical presentation represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines EBITDA, as adjusted, as EBITDA excluding non-operating gains (losses); non-cash impairment charges and writedowns, restructuring and CEO transition costs; and non-cash share-based compensation expense.
     Management has included the term EBITDA, as adjusted, in its EBITDA reconciliation in order to adequately assess the operating performance of the Company’s “core” television and Internet businesses and in order to maintain comparability to its analyst’s coverage and financial guidance when given. Management believes that EBITDA, as adjusted, allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar companies. In addition, management uses EBITDA, as adjusted, as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. EBITDA, as adjusted, should not be construed as an alternative to operating income (loss) or to cash flows from operating activities as determined in accordance with GAAP and should not be construed as a measure of liquidity. EBITDA, as adjusted, may not be comparable to similarly entitled measures reported by other companies.